HARVEY ELECTRONICS, INC.
                                205 Chubb Avenue
                               Lyndhurst, NJ 07071


                                                          July 27, 2007


Mr. Scott Ruggiero
Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549

         Re:      Harvey Electronics, Inc.
                  Form 10-K for the Fiscal Year Ended October 28, 2006 Filed January 26, 2007
                  Form 10-Q for Fiscal Quarter Ended April 28, 2007 Filed June 18, 2007
                  File No.1-4626
                  -----------------------------------------------------

Dear Mr. Ruggiero:

     This letter serves to confirm that, per our telephone conversation, Harvey Electronics, Inc. ("Harvey') has been granted an extension of time to respond to the letter (the "SEC Letter") dated July 25, 2007 from the Securities and Exchange Commission in connection with your review of the above referenced filings. In accordance with our discussion, Harvey shall file a response to the SEC Letter no later than August 20, 2007.

                                            Very truly yours,


                                            /s/ Michael E. Recca
                                            --------------------------
                                            Michael E. Recca
                                            Interim Chief Executive Officer